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NYT: Icahn’s War of Words With eBay

"One of the sharper business battles has been playing out in recent weeks between Carl C. Icahn, the activist investor, and Marc Andreessen, the entrepreneur turned technology investor," writes New York Times columnist Andrew Ross Sorkin in an article about Mr. Icahn's campaign against eBay to spin off its fast-growing PayPal unit. "It’s a fight that pits Wall Street against Silicon Valley," he notes, explaining that Mr. Icahn has started personally attacking Mr. Andressen and eBay CEO John Donahoe over he perceives to be conflicts of interest.

The truth about the sale of Skype, one of Mr. Icahn's points of contention, is in fact complicated, but hardly nefarious, says Sorkin. Instead of listening to the spin, he adds, everyone should just focus on the facts and debate the valid arguments.

CNBC: Recode's Kara Swisher and CNBC’s Jon Fortt Discuss Icahn’s Claims

In a blog post, LinkedIn's Co-Founder Reid Hoffman criticized Carl Icahn for his short-term thinking on spinning out PayPal. CNBC's Jon Fortt and Kelly Evans asked Kara Swisher, Re/code Co-Executive Editor, for her perspective on the debate during an on-camera interview. Swisher said that it was a "very good argument" for Hoffman to make that PayPal was stronger with eBay. "It's a huge marketplace," she noted.

In the interview, Swisher also remarked on the irony of finance people chiding Silicon Valley employees for their lack of ethics. She concluded that Carl Icahn was interested in making a lot of money and splitting off PayPal would probably do that. However, the argument that eBay was trying to make, she said, was that eBay and PayPal together would be better for consumers in the end.

LinkedIn: Short-term Profit Taking vs. Long-term Value Creation: The Future of PayPal

Entrepreneur, product strategist and investor Reid Hoffman posts on LinkedIn: In January, activist investor Carl Icahn acquired around 2 percent of eBay’s stock. A month or so later, eager for a return on his investment, he published an open letter to eBay’s shareholders.

In it, he expresses concerns about the "long-term value" of the eBay subsidiary PayPal, and its ability to “remain competitive over the long term.” His solution: Spin off the fast-growing payments processor as a standalone enterprise.

While Icahn mentions long-term shareholder value no less than seven times in his letter, his perspective on PayPal seemed far more focused on the short term when he spoke with Forbes a couple weeks ago.